[Greene County Bancshares, Inc. Logo]

CONTACT:      James E. Adams
Executive Vice President and Chief Financial Officer
423-278-3050

SHAREHOLDERS APPROVE MERGER WITH CIVITAS BANKGROUP

APPROVE NEW NAME FOR COMPANY - GREEN BANKSHARES, INC

GREENEVILLE, Tenn. (May 16, 2007) - Greene County Bancshares, Inc. (NASDAQ:GCBS), the holding company for GreenBank, today announced that shareholders, voting at the annual meeting held today, overwhelmingly approved the merger agreement dated January 25, 2007, between Greene County and Civitas BankGroup, Inc. (NASDAQ: CVBG), the holding company for Cumberland Bank. Shareholders also approved the issuance of Greene County common stock in connection with the merger. Under the plan, Greene County Bancshares will acquire all of the common stock of Civitas in a stock and cash transaction valued at approximately $164 million, creating a Tennessee-centered, $2.8 billion bank holding company - the second largest bank headquartered in Tennessee. Greene County Bancshares will be the surviving entity after the merger is completed.

Commenting on today's voting results, Stan Puckett, Chairman and Chief Executive Officer of Greene County Bancshares, said, "Expansion in the attractive, fast-growing markets of Middle Tennessee has been a key focus for us in the past few years. Our merger with Civitas BankGroup, which will add 12 new offices in the Nashville Metropolitan Statistical Area (MSA), more than doubles our presence there and increases GreenBank's footprint to more than 60 locations across Middle and East Tennessee. We are excited about this opportunity to accelerate our growth in Middle Tennessee and look forward to welcoming our Civitas colleagues to GreenBank." Puckett noted that, with shareholder approval, the Company expects to close the Civitas merger within the next five days.

Shareholders also approved a proposal to amend the Greene County Amended and Restated Charter to increase the number of authorized shares from 15 million to 20 million shares of common stock. Taking into account the shares to be issued in the Civitas merger, this increase in authorized shares provides the Company with additional flexibility to consider future stock dividends and splits, equity financings, and other actions.

Separately, Company shareholders also approved the renaming of Greene County Bancshares to coincide with the name of the Company's banking subsidiary, GreenBank. In January 2007, GreenBank became the name for the Company's banks system-wide. Previously, the banks operated under the 18 distinct names. Management believes that a corresponding change in the Company's corporate identity, to Green Bankshares, Inc., will further strengthen its bank brand and the fundamental conveniences offered by its network of branch offices. In connection with the name change, Green Bankshares also will change its NASDAQ ticker symbol to GRNB. The symbol change is expected to take place in five days, and the Company's shares will remain listed on the NASDAQ Global Select Market.

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Greene County Bancshares, Inc. ▪ 100 North Main Street ▪ Greeneville, TN 37743 ▪ (423) 639-5111

GCBS Reports Annual Meeting Results

May 16, 2007

In other business at the meeting, shareholders re-elected the following as directors of Greene County Bancshares for three-year terms ending at the 2010 annual meeting: Phil M. Bachman, President, Bachman-Bernard Motors; Robert K. Leonard, President, LMR Plastics; Terry Leonard, Chairman and Owner of Leonard & Associates; Ronald E. Mayberry, Regional President, Sumner, Rutherford and Lawrence Counties for Greene County Bancshares; and Kenneth R. Vaught, President and Chief Operating Officer of Greene County Bancshares and GreenBank. Directors continuing in office are Martha M. Bachman, Charles S. Brooks, W.T. Daniels, Robin Haynes, Charles H. Whitfield, Jr., Bruce Campbell, Jerald K. Jaynes, R. Stan Puckett, and John Tolsma.

Shareholders also ratified the appointment of Dixon Hughes PLLC as Greene County's independent registered public accounting firm for 2007.

Greeneville, Tennessee-based Greene County Bancshares, Inc., with total assets of approximately $1.8 billion, is the holding company for GreenBank. GreenBank, which traces its origin to 1890, has 49 branches throughout East and Middle Tennessee, one branch each in Bristol, Virginia, and Hot Springs, North Carolina, and a wealth management office in Gallatin, Tennessee. In addition, GreenBank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.

All statements, other than statements of historical fact included in this release, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking including statements about the benefits of the merger to Greene County Bancshares and Civitas BankGroup, future financial and operating results and Greene County Bancshares's plans, objectives and intentions. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Greene County Bancshares to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, the risk that the cost savings and any revenue synergies from the merger may be realized or take longer than anticipated, disruption from the merger with customers, suppliers or employee relationships, the risk of successful integration of the two businesses, the failure of Civitas BankGroup or Greene County Bancshares shareholders to approve the merger and the ability to obtain required governmental approvals of the proposed terms and anticipated schedule. Additional factors which could affect the forward-looking statements can be found in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K of both Greene County Bancshares and Civitas BankGroup filed or furnished with the Securities and Exchange Commission and available on the Commission's website set forth above. Greene County Bancshares and Civitas BankGroup disclaim any obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

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